EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Berkshire Hathaway, Inc. of our report dated June 6, 2017 on the financial statements of Employee Savings and Stock Ownership Plan of General Re Corporation and Its Domestic Subsidiaries appearing in the 2016 Annual Report on Form 11-K of Employee Savings and Stock Ownership Plan of General Re Corporation and Its Domestic Subsidiaries.

/s/ Crowe Horwath LLP

New York, New York

April 10, 2018